EXHIBIT 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     As independent certified public accountants, we hereby consent to the use of our reports dated January 29, 1998 on each of the historical and supplemental consolidated financial statements of SportsLine USA, Inc. and to all references to our Firm included in this registration statement.






ARTHUR ANDERSEN LLP


Fort Lauderdale, Florida,

 March 26, 1998.